PRESS RELEASE

ROFIN-SINAR AGREES TO ACQUIRE 80% OF DIODE LASER MAKER
Plymouth, MI / Hamburg, Germany, June 18, 1997 - ROFIN-SINAR Technologies, Inc., (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources, today announced that it has entered into a definitive agreement to acquire 80% of the stock of DILAS Diodenlaser GmbH, a Germany-based maker of high power diode laser components and systems. Terms of the acquisition were not disclosed.

Founded in 1994, DILAS Diodenlaser GmbH's expertise is in the packaging and cooling of laser diodes, achieving output powers of 10 Watts per element.
By stacking these elements, diode laser arrays can be formed achieving output powers in the multiple kilowatt range. DILAS was the first company to commercially deliver multiple kilowatt diode laser systems for material processing applications. DILAS also delivers diode lasers into other market areas such as medical, research, inspection and measurement.

In its most recent financial year, which ended March 31, 1997, DILAS reported annual sales of DM 3.34 million (approx. $2 million) and a year-end order backlog of DM 1.5 million (approx. $0.9 million). The company is located in Mainz, Germany and currently has 11 full time employees.

DILAS will continue as an independent company with its two founders, Mr. Marchiano and Mr. De Odorico, remaining as managing directors.

Laser diodes are currently in wide use in optical storage, image recording, telecommunications and entertainment. According to published reports, the market for high power diode lasers used for material processing is relatively young, amounting to approximately $6 million in 1996 and projected to grow to reach $9 million in 1997. Typical material processing applications are soldering, welding of plastic and thin metals and the pumping of solid state lasers. The strong market growth potential for these devices stems from their miniature size, their much higher efficiency compared to conventional laser designs, their easy integration and the possibility of coupling their laser output into fiber optics.

Through its acquisition of the DILAS' share, Rofin-Sinar adds new technology and a new product line to its already wide range of industrial lasers. The linking of DILAS' production expertise and Rofin-Sinar's ongoing research program in cooperation with the Fraunhofer Institute for Laser Technology, Aachen, is expected to speed up the introduction of new diode based laser systems for material processing applications.

Headquartered in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures industrial laser products for cutting, welding and marking a wide range of materials. With production facilities in the US, Germany and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers. Rofin-Sinar's ordinary shares trade on the NASDAQ National Market System under the symbol RSTI. Additional information is available on Rofin-Sinar's home page: http://www.rofinsinar.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties related to contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demands for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings.

Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company takes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encourage to refer to risk disclosures outlined in the Company's reports on Forms 10-K, 10-Q and 8-K, as applicable.